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                                                               Exhibit (a)(1)(P)

                               [GRAPHIC OMITTED]

                             EMPLOYEE STOCK OPTION
                                 EXCHANGE OFFER

                         CONEXANT IS OFFERING EMPLOYEES
                     THE OPPORTUNITY TO TENDER FOR EXCHANGE
                     ALL OUTSTANDING STOCK OPTIONS THAT HAVE
                  AN EXERCISE PRICE OF $5 PER SHARE OR HIGHER.


                                 OFFER EXPIRES
                           MONDAY, DECEMBER 13, 2004,
                               AT 5 P.M. U.S. PST


                ALL OF THE INFORMATION ABOUT THE OPTION EXCHANGE
                            IS AVAILABLE ON NEXTWEB.


IF YOU HAVE ANY OTHER QUESTIONS, PLEASE CONTACT STOCK ADMINISTRATION AT STOCK.ADMIN@CONEXANT.COM OR (949) 483-4525 AS SOON AS POSSIBLE.